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                                                                   Exhibit 99.1


Contacts:         For Media:        Kevin Foley
                                    (212) 578-4132

                  For Investors:    Eric Steigerwalt
                                    (212) 578-8670


                       METLIFE, INC. OVER-ALLOTMENT CLOSES

             Sales Program for MetLife Policyholder Trust Commences


NEW YORK, April 12, 2000--MetLife, Inc.
(NYSE:MET) announced today that it issued an additional 30,300,000 shares of common stock as a result of the exercise of the over-allotment options granted to the underwriters in the initial public offering. Including the over-allotment proceeds of $412 million, net proceeds of the company's initial public offering were $4.8 billion.

The lead underwriters for the offering were Credit Suisse First Boston and Goldman, Sachs & Co.

Beginning today, MetLife policyholders who have MetLife, Inc. common stock held for their benefit in the MetLife Policyholder Trust may have their shares sold through the commission-free purchase and sale program. Under the demutualization plan, beginning on July 7 these policyholders, subject to certain restrictions, may purchase additional shares on a commission-free basis to be held in the trust. As permitted by Metropolitan Life Insurance Company's demutualization plan, MetLife, Inc. may, from time to time, purchase shares that are sold through the purchase and sale program.

MetLife, Inc. now has 786,766,664 shares outstanding. With approximately nine million shareholders, MetLife, Inc.'s stock is the most widely held in North America.

This press release shall not constitute an offer to sell or the




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solicitation of an offer to buy, nor shall there be a sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and financial services to individual and group customers. Its member companies, with $418.8 billion of assets under management as of December 31, 1999, on a pro forma basis (including the acquisition of GenAmerica Corporation), serve approximately nine million individual households in the U.S. and 33 million employees and members of companies and institutions. It also has international insurance operations in 10 countries.

                                    #     #     #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties including: changes in interest rates, decline in securities markets and the effect of sales on investment products and on our investment portfolio, competition, litigation, failure to attract and retain sales representatives, differences between actual claims experience and underwriting and reserving assumptions, occurrence of catastrophes, downgrade of our ratings or the ratings of our subsidiaries or affiliates, changes in state and federal regulation, risks related to the demutualization of Metropolitan Life Insurance Company, including a challenge to the plan of reorganization or the order of the New York Superintendent of Insurance, "Year 2000" issues and the risk factors listed from time to time in our Securities and Exchange Commission reports. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond our control.